FORM 3                                             OMB APPROVAL
                                         ----------------------------------
                                         OMB Number:              3235-0104
                                         Expires:        September 30, 1998
                                         Estimated average burden
                                         hours per response             0.5



                   U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
_______________________________________________________________________________
1. Name and Address of Reporting Person*

Indeck Energy Services, Inc.
-----------------------------------------------------
   (Last)            (First)            (Middle)

1130 Lake Cook Road, Suite 300
-----------------------------------------------------
                     (Street)

Buffalo Grove,          Illinois        60090
-----------------------------------------------------
   (City)               (State)         (Zip)

_______________________________________________________________________________
2. Date of Event Requiring Statement (Month/Day/Year)

10/22/96

_______________________________________________________________________________
3. IRS or Social Security Number of Reporting Person (Voluntary)


_______________________________________________________________________________
4. Issuer Name and Ticker of Trading Symbol

Artisoft, Inc. (ASFT)
_______________________________________________________________________________
5. Relationship of Reporting Persons to Issuer
   (Check all applicable)

   [X] 10% Owner
   [ ] Director
   [ ] Officer (give title below)
   [ ] Other (specify below)


   --------------------------------------------------

   --------------------------------------------------


_______________________________________________________________________________
6. If Amendment, Date of Original (Month/Day/Year)

_______________________________________________________________________________
7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

                    TABLE I--Non-Derivative Securities Beneficially Owned
----------------------------------------------------------------------------

          1.                2.             3.                   4.
---------------------    --------      ----------     ----------------------
 Title of                Amount of     Ownership       Nature of Indirect
 Security                Securities    Form: Direct    Beneficial
 (Instr. 4)              Beneficially  (D) or          Ownership
                         Owned         Indirect        (Instr. 5)
                         (Instr. 4)    (I)(Instr. 5)
---------------------    --------      ----------     ----------------------
Common Stock             666,000           D






Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
  5(b)(v).

                     TABLE II--Derivative Securities Beneficially Owned
                             (e.g. puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------

     1.          2.                 3.             4.           5.         6.
----------  --------------    --------------    --------    ---------  ---------
                               Title and
                               Amount of                    Ownership
            Date Exer-         Securities                   Form of
            cisable and        Underlying                   Deriv-
            Expiration         Derivative                   ative
            Date (Month/       Security         Conver      Security:
             Day/Year)         (Instr. 4)       sion or     Direct
            --------------    --------------    Exercise    (D) or     Nature of
Title of    Date                      Amount    Price of    Indirect   Indirect
Derivative  Exer-    Expir-           or Num-   Deri-       (I)        Beneficial
Security    cis-     ation            ber of    vative      (Instr.    Ownership
(Instr. 4)  able     Date     Title   Shares    Security    5)         (Instr. 5)
----------  -------  -----    -----   ------    --------    ---------  ---------














Explanation of Responses:


-----------------------------------------------------


-----------------------------------------------------




                 /s/ Gerald R. Forsythe                     November 6, 1996
             ----------------------------------------     --------------------
               ** Signature of Reporting Person                    Date
                  Gerald R. Forsythe
                  Chief Executive Officer of
                  Indeck Energy Services, Inc.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a current valid OMB Number.